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                                                               EXHIBIT 99(a)(10)

                              ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           FIRST AMERICAN FUNDS, INC.

     The undersigned officer of First American Funds, Inc. (the "Corporation"), a Minnesota corporation, hereby certifies that the following amendments to the Corporation's Amended and Restated Articles of Incorporation have been approved by the Corporation's Board of Directors and the Corporation's shareholders in the manner required by the Minnesota Business Corporation Act:

     WHEREAS, the Corporation is registered as an open-end management investment company (i.e., a mutual fund) under the Investment Company Act of 1940 and offers its shares to the public in several series, each of which represents a separate and distinct portfolio of assets;

     WHEREAS, it is desirable and in the best interests of the holders of the Series G shares of the Corporation (also known as "Treasury Reserve Fund") that the assets belonging to such series be sold to a separate portfolio of the Corporation which is known as "Treasury Obligations Fund" and which is represented by the Corporation's Series D shares, in exchange for shares of Treasury Obligations Fund which are to be delivered to former Treasury Reserve Fund holders;

     WHEREAS, Treasury Reserve Fund and Treasury Obligations Fund have entered into an Agreement and Plan of Reorganization providing for the foregoing transactions; and

     WHEREAS, the Agreement and Plan of Reorganization requires that, in order to bind all holders of shares of Treasury Reserve Fund to the foregoing transactions, and in particular to bind such holders to the exchange of their Treasury Reserve Fund shares for Treasury Obligations Fund shares, it is necessary to adopt an amendment to the Corporation's Amended and Restated Articles of Incorporation.

     NOW, THEREFORE, BE IT RESOLVED, that the Corporation's Amended and Restated Articles of Incorporation be, and the same hereby are, amended to add the following Article 5C immediately following Article 5B thereof:

          Article 5C. (a) For purposes of this Article 5C, the following terms shall have the following meanings:

          "Corporation" means this corporation.

          "Acquired Fund" means the Corporation's Treasury Reserve Fund, which is represented by the Corporation's Series G shares.

          "Acquired Fund Shares" means the Corporation's Series G, Class One Common Shares.
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          "Acquiring Fund" means the Corporation's Treasury Obligations Fund, which is represented by the Corporation's Series D shares.

          "Acquiring Fund Reserve Shares" means the Corporation's Series D, Class Six Common Shares.

          "Effective Time" means 4:00 p.m. Eastern time on the date upon which these Articles of Amendment are filed with the Minnesota Secretary of State's Office.

          (b) At the Effective Time, the assets belonging to the Acquired Fund, the Special Liabilities associated with such assets, and the General Assets and General Liabilities allocated to the Acquired Fund, shall become, without further action, assets belonging to the Acquiring Fund, Special Liabilities associated with such assets, and General Assets and General Liabilities allocated to the Acquiring Fund. For purposes of the foregoing, the terms "assets belonging to," "Special Liabilities," "General Assets" and "General Liabilities" have the meanings assigned to them in Article 7(b), (c) and (d) of the Corporation's Amended and Restated Articles of Incorporation.

          (c) At the Effective Time, each issued and outstanding Acquired Fund Share shall be, without further action, exchanged for that number of Acquiring Fund Reserve Shares calculated in accordance with paragraph (d) below.

          (d) The number of Acquiring Fund Reserve Shares to be issued in exchange for the Acquired Fund Shares shall be determined as follows:

               (i) The net asset value per share of the Acquired Fund Shares and the Acquiring Fund Reserve Shares shall be computed as of the Effective Time using the valuation procedures set forth in the Corporation's articles of incorporation and bylaws and then-current Prospectuses and Statement of Additional Information and as may be required by the Investment Company Act of 1940, as amended (the "1940 Act").

               (ii) The total number of Acquiring Fund Reserve Shares to be issued (including fractional shares, if any) in exchange for the Acquired Fund Shares shall be determined as of the Effective Time by multiplying the number of Acquired Fund Shares outstanding immediately prior to the Effective Time times a fraction, the numerator of which is the net asset value per share of Acquired Fund Shares immediately prior to the Effective Time, and the denominator of which is the net asset value per share of the Acquiring Fund Reserve Shares immediately prior to the Effective Time, each as determined pursuant to (i) above.

               (iii) At the Effective Time, the Acquired Fund shall issue and distribute to the Acquired Fund shareholders pro rata (based upon the ratio that the number of Acquired Fund Shares owned by each Acquired Fund shareholder immediately prior to the Effective Time bears to the total number of issued and outstanding Acquired Fund Shares immediately prior to the Effective Time) the full and fractional Acquiring Fund Reserve Shares issued by the Acquiring Fund pursuant


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          to (ii) above. Accordingly, each Acquired Fund shareholder shall receive, at the Effective Time, Acquiring Fund Reserve Shares with an aggregate net asset value equal to the aggregate net asset value of the Acquired Fund Shares owned by such Acquired Fund shareholder immediately prior to the Effective Time.

          (e) The distribution of Acquiring Fund Reserve Shares to Acquired Fund shareholders provided for in paragraphs (c) and (d) above shall be accomplished by the issuance of such Acquiring Fund Reserve Shares to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund shareholders representing the numbers of Acquiring Fund Reserve Shares due each such shareholder pursuant to the foregoing provisions. All issued and outstanding shares of the Acquired Fund shall simultaneously be cancelled on the books of the Acquired Fund and retired. From and after the Effective Time, share certificates formerly representing Acquired Fund Shares shall represent the numbers of Acquiring Fund Reserve Shares determined in accordance with the foregoing provisions.

          (f) From and after the Effective Time, the Acquired Fund Shares cancelled and retired pursuant to paragraph (e) above shall have the status of authorized and unissued Series G common shares of the Corporation, without designation as to class.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President or a Vice President on August 30, 2005.

                                        First American Funds, Inc.


                                        By /s/ Kathleen L. Prudhomme
                                           -------------------------------------
                                        Its Secretary


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